As filed with the Securities and Exchange Commission on March 14, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENAX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-2593535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE Copley Parkway, Suite 490 Morrisville, North Carolina 27560	27560
(Address of Principal Executive Offices)	(Zip Code)

Tenax Therapeutics, Inc. 1999 Amended Stock Plan
Inducement Stock Option Award to Dr. Paula Bokesch
(Full title of the Plan)

John P. Kelley
Chief Executive Officer
Tenax Therapeutics, Inc.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560
(919) 855-2100
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Margaret N. Rosenfeld, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capital Center, Suite 2300
150 Fayetteville Street
Raleigh, North Carolina 27602
(919) 821-1220

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.0001 per share
Tenax Therapeutics, Inc. 1999 Amended Stock Plan	1,187,192	$2.07	(2)	$2,457,487	(2)	$247.47
Inducement Stock Option Award to Dr. Paula Bokesch	25,000	$3.22	(3)	$80,500.00	(3)	$8.11
Total	1,212,192					$255.58

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Tenax Therapeutics, Inc. (the “Registrant”), as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Common Stock reported on the Nasdaq Capital Market on March 9, 2016.

(3)
Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the option exercise price of $3.22 under the Stock Option Agreement, dated February 15, 2015, between the Registrant and Dr. Paula Bokesch.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed by the Registrant in part for the purpose of registering an additional 1,187,192 shares of the Registrant’s Common Stock for issuance under the Registrant’s 1999 Amended Stock Plan, as amended (the “Plan”).  Accordingly, and only with respect to the Common Stock issuable under the Plan, this Registration Statement on Form S-8 incorporates by reference the contents of the previous Registration Statements on Form S-8 relating to the Plan filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 28, 2010 (Registration No. 333-167175) and June 2, 2014 (Registration No. 333-196464), to the extent not superseded hereby.

This Registration Statement on Form S-8 is also being filed for the purpose of registering 25,000 shares of the Registrant’s Common Stock for issuance upon exercise of an option to purchase the Registrant’s Common Stock that was awarded by the Registrant to Dr. Paula Bokesch on February 15, 2015.  This award was made outside of a stockholder approved equity incentive plan in accordance with the employment inducement award exemption provided by NASDAQ Listing Rule 5635(c)(4) in connection with Dr. Bokesch’s appointment as the Registrant’s Chief Medical Officer (the “Employment Inducement Award”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Transition Report on Form 10-KT for the eight months ended December 31, 2015, filed with the SEC on March 14, 2016; and

(b) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed on January 11, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Certificate of Incorporation and Bylaws provide that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that the Registrant’s directors will not be liable for monetary damages to it for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to the Registrant or its stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

The Registrant’s Bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in the Registrant’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. In addition, your investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Registrant believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 13, 2008)

99.2
Amendment No. 1 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 29, 2014)

99.3
Amendment No. 2 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 29, 2014)

99.4	Amendment No. 3 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan
99.5
Form of Inducement Stock Option Award (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2015)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on March 14, 2016.

TENAX THERAPEUTICS, INC.

By:	/s/ John P. Kelley
John P. Kelley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John P. Kelley and Michael B. Jebsen and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John P. Kelley	Director and Chief Executive Officer	March 14, 2016
John P. Kelley	(Principal Executive Officer)

/s/ Michael B. Jebsen	Chief Financial Officer	March 14, 2016
Michael B. Jebsen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald R. Blanck, DO	Director	March 14, 2016
Ronald R. Blanck, DO

/s/ Anthony DiTonno	Director	March 14, 2016
Anthony DiTonno

/s/ James Mitchum	Director	March 14, 2016
James Mitchum

/s/ Gregory Pepin	Director	March 14, 2016
Gregory Pepin

/s/ Gerald Proehl	Director	March 14, 2016
Gerald Proehl

/s/ Chris Rallis	Director	March 14, 2016
Chris Rallis

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (Contained in Exhibit 5.1)
24.1	Power of Attorney (Contained on signature page)
99.1
Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 13, 2008)

99.2
Amendment No. 1 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 29, 2014)

99.3
Amendment No. 2 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 29, 2014)

99.4	Amendment No. 3 to Tenax Therapeutics, Inc. 1999 Amended Stock Plan
99.5
Form of Inducement Stock Option Award (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2015)